Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                   Global Medium-Term Subordinated Notes, Series C
                  Due From 9 Months to 60 Years From Date of Issue

Pricing Supplement,  dated  February 20, 1996
     (To Prospectus Supplement, dated August 7, 1995;
     to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

      Interest rates offered by Citicorp with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction.

SUMMARY OF TERMS:

Title of Notes:               7.00% Subordinated Fixed-Rate Notes Due
                              March 15, 2016 (the "Notes").
Aggregate
Principal Amount:             $25,000,000.00.

Price to Public:              Offered at varying prices related to prevailing
                              market prices.

Issue Date:                   February 28, 1996.

Stated Maturity:              March 15, 2016.

Interest Rate:                7.00% per annum.

Interest Payment Dates:       Monthly on the 15th day of each month, commencing
                              March 15, 1996, and at Stated Maturity.

Regular Record Dates:         The first day of the month in which each Interest
                              Payment Date occurs.

Sinking Fund:                 None.

Redemption:                   The Notes are subject to redemption,  in whole but
                              not in part,  at the  option of  Citicorp,  on not
                              more than 60 or less than 30 days' notice,  on any
                              Interest   Payment  Date  occurring  in  March  or
                              September on or after March 15, 2000, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:                Merrill Lynch & Co., as Principal.

Agent's Discount
 or Commission:               2.250%.

Minimum Denomination:         $1,000.

CUSIP Number:                 17303 MEU 9.